EXHIBIT 99.1

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$3,102	$3,139
Marketable securities	13	55
Accounts receivable, net	3,883	3,603
Prepaids and other	966	958
Deferred income taxes	683	690
Total current assets	8,647	8,445

Property and equipment, net	2,437	2,489
Deferred contract costs, net	1,114	984
Investments and other assets	942	1,099
Goodwill	5,158	5,092
Other intangible assets, net	932	929
Deferred income taxes	187	186
Total assets	$19,417	$19,224

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$737	$605
Accrued liabilities	2,493	2,616
Deferred revenue	1,561	1,473
Income taxes	91	54
Current portion of long-term debt	160	168
Total current liabilities	5,042	4,916

Pension benefit liability	1,032	989
Long-term debt, less current portion	3,069	3,209
Minority interests and other long-term liabilities	449	419
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value; authorized 200,000,000 shares; none issued	—	—
Common stock, $.01 par value; authorized 2,000,000,000 shares; 531,975,655 shares issued at June 30, 2008 and December 31, 2007	5	5
Additional paid-in capital	3,078	3,097
Retained earnings	6,275	6,158
Accumulated other comprehensive income	1,141	1,070
Treasury stock, at cost, 27,547,218 shares at June 30, 2008 and 22,113,129 shares at December 31, 2007	(674)	(639)
Total shareholders’ equity	9,825	9,691
Total liabilities and shareholders’ equity	$19,417	$19,224

See accompanying notes to unaudited condensed consolidated financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$5,623	$5,449	$10,988	$10,673

Costs and expenses
Cost of revenues	4,840	4,732	9,652	9,257
Selling, general and administrative	508	484	964	918
Other operating income	(6)	(1)	(6)	(1)
Total costs and expenses, net	5,342	5,215	10,610	10,174

Operating income	281	234	378	499

Interest expense	(49)	(56)	(90)	(113)
Interest income and other, net	34	24	81	74
Other income (expense), net	(15)	(32)	(9)	(39)

Income from continuing operations before income taxes	266	202	369	460

Provision for income taxes	107	58	147	151
Income from continuing operations	159	144	222	309
Income (loss) from discontinued operations, net of income taxes	1	(6)	—	(7)
Net income	$160	$138	$222	$302

Basic earnings per share of common stock
Income from continuing operations	$0.32	$0.28	$0.44	$0.60
Income (loss) from discontinued operations	—	(0.01)	—	(0.01)
Net income	$0.32	$0.27	$0.44	$0.59

Diluted earnings per share of common stock
Income from continuing operations	$0.31	$0.27	$0.43	$0.58
Income (loss) from discontinued operations	—	(0.01)	—	(0.01)
Net income	$0.31	$0.26	$0.43	$0.57

Cash dividends per share	$0.05	$0.05	$0.10	$0.10

See accompanying notes to unaudited condensed consolidated financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Six Months Ended
	June 30,
	2008	2007
Cash Flows from Operating Activities
Net income	$222	$302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization and deferred cost charges	764	685
Deferred compensation	81	82
Other long-lived asset write-downs	6	—
Other	59	72
Changes in operating assets and liabilities, net of effects of acquired companies:
Accounts receivable	(147)	(76)
Prepaids and other	(15)	(150)
Deferred contract costs	(237)	(195)
Accounts payable and accrued liabilities	(83)	(54)
Deferred revenue	53	13
Income taxes	163	74
Total adjustments	644	451
Net cash provided by operating activities	866	753

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	43	—
Proceeds from investments and other assets	31	61
Net proceeds from divested assets and non-marketable equity securities	9	53
Payments for purchases of property and equipment	(455)	(367)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(29)	(43)
Payments for purchases of software and other intangibles	(168)	(230)
Payments for purchases of marketable securities	—	(2)
Other	9	8
Net cash used in investing activities	(560)	(520)

Cash Flows from Financing Activities
Proceeds from long-term debt	1	5
Payments on long-term debt	(2)	(10)
Capital lease payments	(103)	(77)
Purchase of treasury stock	(213)	(334)
Employee stock transactions	21	129
Dividends paid	(50)	(51)
Other	7	7
Net cash used in financing activities	(339)	(331)
Effect of exchange rate changes on cash and cash equivalents	(4)	7
Net decrease in cash and cash equivalents	(37)	(91)
Cash and cash equivalents at beginning of period	3,139	2,972
Cash and cash equivalents at end of period	$3,102	$2,881

See accompanying notes to unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Electronic Data Systems Corporation (“EDS” or the “Company”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information. In the opinion of management, all material adjustments, which are of a normal recurring nature and necessary for a fair presentation, have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. The information contained herein should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The unaudited condensed consolidated financial statements include the accounts of EDS and its controlled subsidiaries. The Company defines control as a non-shared, non-temporary ability to make decisions that enable it to guide the ongoing activities of a subsidiary and the ability to use that power to increase the benefits or limit the losses from the activities of that subsidiary. Subsidiaries in which other shareholders effectively participate in significant operating decisions through voting or contractual rights are not considered controlled subsidiaries. The Company’s investments in entities it does not control, but in which it has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. Under such method, the Company recognizes its share of the subsidiaries’ income (loss) in other income (expense). If EDS is the primary beneficiary of variable interest entities, the unaudited condensed consolidated financial statements include the accounts of such entities. No variable interest entities were consolidated during the periods presented.

The preparation of the unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Areas in which significant judgments and estimates are used include, but are not limited to, cost estimation for Construct Service elements, projected cash flows associated with recoverability of deferred contract costs, contract concessions and long-lived assets, liabilities associated with pensions, performance guarantees and uncertain tax positions, recoverability of deferred tax assets, receivables collectibility, and loss accruals for litigation, exclusive of legal fees which are expensed as services are received. It is reasonably possible that events and circumstances could occur in the near term that would cause such estimates to change in a manner that would be material to the unaudited condensed consolidated financial statements.

NOTE 2:  MERGER AGREEMENT WITH HEWLETT-PACKARD

On May 13, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Hewlett-Packard Company (“HP”) and Hawk Merger Corporation, a wholly owned subsidiary of HP (“MergerCo”), pursuant to which, and subject to the terms and conditions set forth therein, MergerCo will merge with and into the Company (the “Merger”) and the Company will continue as the surviving corporation and a wholly owned subsidiary of HP. Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, at the effective time of the Merger each share of common stock of the Company issued and outstanding immediately prior to the effective time (other than (i) shares owned by HP, MergerCo or the Company or any of their respective direct or indirect wholly-owned subsidiaries or (ii) Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $25.00 in cash, without interest. The Merger Agreement was approved by the Company’s stockholders at a Special Meeting of Stockholders on July 31, 2008.  The waiting period for the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on June 27, 2008, and the European Commission granted its approval of the Merger on July 25, 2008. The completion of the Merger remains subject to various conditions, including receipt of certain other required regulatory approvals and other customary closing conditions. The Merger Agreement may be terminated under certain circumstances, including, subject to the terms of the Merger Agreement, if the Company’s Board of Directors determines to accept an unsolicited superior proposal, provided that HP has first been given notice and the opportunity to make an offer that results in the proposal no longer being a superior proposal. The Merger Agreement provides that if the Merger Agreement is terminated under certain circumstances, the Company will be required to pay HP a termination fee of $375 million. Pursuant to the terms of Amendment No. 1 to the Merger Agreement dated July 25, 2008, the Merger will not occur earlier than August 18, 2008 without the prior written consent of the Company and HP. The Company expects the Merger to be completed during the third quarter of 2008.

NOTE 3:  ACCOUNTING CHANGE

The Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 157, Fair Value Measurements, for its financial assets and liabilities effective January 1, 2008. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The Company elected to defer the provisions of Statement No. 157 for its nonfinancial assets and liabilities. Such assets and liabilities, which include the Company’s noncurrent assets, long-term debt, minority interest and other long-term liabilities, will be subject to the provisions of Statement No. 157 effective January 1, 2009.

Statement No. 157 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are directly or indirectly observable for the asset or liability. Such inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs derived principally from or corroborated by observable market data by correlation or other means. Level 3 inputs are unobservable inputs for the asset or liability. Such inputs are used to measure fair value when observable inputs are not available.

Following is a summary of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2008 (in millions):

		Fair Value Hierarchy
	Balance	Level 1	Level 2	Level 3
Available-for-sale marketable securities	$13	$13	$—	$—
Foreign currency forward contracts, net liability	(13)	—	(13)	—
Interest rate swap agreements, net liability	(32)	—	(32)	—
Total	$(32)	$13	$(45)	$—

NOTE 4:  EARNINGS PER SHARE

The weighted-average number of shares outstanding used to compute basic and diluted earnings per share are as follows for the three and six months ended June 30, 2008 and 2007 (in millions):

	2008	2007
For the three months ended June 30:
Basic earnings per share	503	510
Diluted earnings per share	532	541
For the six months ended June 30:
Basic earnings per share	505	512
Diluted earnings per share	512	543

The Company has contingently convertible debt that is excluded from the computation of diluted earnings per share when the result is antidilutive. If the result is dilutive, income and weighted-average shares outstanding are adjusted as if conversion took place on the first day of the reporting period. The effect of this debt was dilutive for the three months ended June 30, 2008 and 2007, and the six months ended June 30, 2007. Accordingly, the computation of diluted earnings per share includes tax-effected interest of $5 million and $5 million, respectively, for the three months ended June 30, 2008 and 2007, and $9 million for the six months ended June 30, 2007. In addition, 20 million shares were added to weighted-average shares outstanding in the computation of diluted earnings per share for the three months ended June 30, 2008 and 2007, and the six months ended June 30, 2007. The effect of the Company’s contingently convertible debt was antidilutive for six months ended June 30, 2008.

Securities that were outstanding but were not included in the computation of diluted earnings per share because their effect was antidilutive are as follows for the three and six months ended June 30, 2008 and 2007 (in millions):

	2008	2007
For the three months ended June 30:
Common stock options and warrants	15	12
For the six months ended June 30:
Common stock options and warrants	20	12
Restricted stock units	1	—
Convertible debt	20	—

NOTE 5:  PROPERTY AND EQUIPMENT

Property and equipment is stated net of accumulated depreciation of $5.0 billion and $4.7 billion at June 30, 2008 and December 31, 2007, respectively. Depreciation expense for the three months ended June 30, 2008 and 2007 was $197 million and $192 million, respectively. Depreciation expense for the six months ended June 30, 2008 and 2007 was $400 million and $373 million, respectively.

NOTE 6:  DEFERRED CONTRACT COSTS

Some of the Company’s client contracts require significant investment in the early stages which is expected to be recovered through billings over the life of the respective contracts. These contracts often involve the construction of new computer systems and communications networks and the development and deployment of new technologies. Substantial performance risk exists in each contract with these characteristics, and some or all elements of service delivery under these contracts are dependent upon successful completion of the development, construction and deployment phases. At June 30, 2008, approximately $650 million of the Company’s net deferred construct and set-up costs related to contracts with active construct activities. The Company has approximately 25 active construct contracts with deferred costs in excess of $1 million. Some of these contracts have experienced delays in their development and construction phases, and certain milestones have been missed. It is reasonably possible that deferred costs associated with one or more of these contracts could become impaired due to changes in estimates of future contract cash flows.

NOTE 7:  INVESTMENTS AND OTHER ASSETS

The Company holds interests in various equipment leases financed with non-recourse borrowings at lease inception accounted for as leveraged leases. The Company also holds an equity interest in a partnership which holds leveraged aircraft lease investments. The Company accounts for its interest in the partnership under the equity method. The carrying amount of the Company’s remaining equity interest in the partnership was $28 million at December 31, 2007. During the six months ended June 30, 2008, the Company received a cash distribution from the partnership which reduced the carrying amount of its investment to $7 million at June 30, 2008.

Investments in equipment for lease is comprised of equipment to be leased to clients under long-term IT contracts and net investment in leased equipment associated with such contracts. The net investment in leased equipment associated with the NMCI contract was $137 million and $288 million at June 30, 2008 and December 31, 2007, respectively. During 2008, the Company sold approximately $150 million in lease receivables associated with the NMCI contract (see Note 13). Proceeds from the sale are included in net cash from operating activities in the consolidated statement of cash flows as a change in prepaids and other current assets. Future minimum lease payments to be received under the NMCI contract were $124 million and $301 million at June 30, 2008 and December 31, 2007, respectively. The unguaranteed residual values accruing to the Company were $21 million and $13 million, and unearned interest income related to these leases was $8 million and $26 million at June 30, 2008 and December 31, 2007, respectively. The net lease receivable balance is classified as components of prepaids and other and investments and other assets in the consolidated balance sheets. Future minimum lease payments to be received were as follows: 2008 – $52 million; 2009 – $57 million; 2010 – $15 million.

NOTE 8:  COMPREHENSIVE INCOME AND SHAREHOLDERS’ EQUITY

Comprehensive income was $151 million and $285 million for the three months ended June 30, 2008 and 2007, respectively. Comprehensive income was $293 million and $483 million for the six months ended June 30, 2008 and 2007, respectively. The difference between comprehensive income and net income for the three and six months ended June 30, 2008 and 2007 resulted primarily from foreign currency translation adjustments.

In December 2007, the Company’s Board of Directors authorized the Company to repurchase up to $1 billion of its outstanding common stock over the next 18 months in open market purchases or privately negotiated transactions. In February 2008, the Company suspended the repurchase of shares under this authorization in light of our discussions with HP regarding the potential Merger.  The Company does not expect to commence repurchases under this authorization while the Merger remains pending. During the six months ended June 30, 2008, the Company repurchased 11.5 million shares in the open market at a cost of $213 million in connection with this share repurchase authorization. In April 2007, the Company completed the $1 billion share repurchase program announced in February 2006. The Company purchased an aggregate of 37.6 million shares of common stock at a cost of $1 billion (excluding transaction costs) under this program.

In connection with its employee stock incentive plans, the Company issued 6.1 million shares of treasury stock at a cost of $178 million during the six months ended June 30, 2008. The difference between the cost and fair value at the date of issuance of such shares has been recognized as a charge to retained earnings of $55 million during the six months ended June 30, 2008.

NOTE 9:  STOCK-BASED COMPENSATION

During the first quarters of 2008 and 2007, the Company issued options to purchase approximately 3.5 million and 2.3 million shares, respectively, of common stock with fair values of $4.15 and $8.43, respectively, per option. Options issued during the first quarters of 2008 and 2007 are scheduled to vest in February 2011 and February 2010, respectively. Total compensation expense for stock options was $4 million ($3 million net of tax benefit) and $15 million ($10 million net of tax benefit), respectively, for the three months ended June 30, 2008 and 2007. Total compensation expense for stock options was $9 million ($6 million net of tax benefit) and $21 million ($14 million net of tax benefit), respectively, for the six months ended June 30, 2008 and 2007. The Company also wrote off deferred tax assets of $2 million and $1 million, respectively, during the three months ended June 30, 2008 and 2007, and $5 million and $2 million, respectively, during the six months ended June 30, 2008 and 2007, related to certain stock options that expired or were exercised in those periods.

As of June 30, 2008, options to purchase 25 million shares of common stock were outstanding with a weighted-average exercise price of $26 per share, of which options to purchase 17 million shares were exercisable with a weighted-average exercise price of $27 per share. At December 31, 2007, options to purchase 28 million shares of common stock were outstanding with a weighted-average exercise price of $28 per share, of which 22 million shares were exercisable with a weighted-average exercise price of $29 per share.

During the first quarters of 2008 and 2007, the Company issued approximately 9.9 million and 8.2 million restricted stock units, respectively, with weighted-average fair values of $18.25 and $25.51, respectively, per unit. Approximately 4 million of the restricted stock units issued in 2008 are performance-based awards that will vest in 2011, and approximately 6 million are time-vesting awards that will vest ratably through 2011. Regularly scheduled vesting will occur in February 2010 for substantially all restricted stock units issued during the first quarter of 2007. Total compensation expense for restricted stock units was $33 million ($22 million net of tax) and $36 million ($23 million net of tax), respectively, for the three months ended June 30, 2008 and 2007. Total compensation expense for restricted stock units was $66 million ($43 million net of tax) and $61 million ($40 million net of tax), respectively, for the six months ended June 30, 2008 and 2007.

NOTE 10:  SEGMENT INFORMATION

Following is a summary of certain financial information by reportable segment as of and for the three and six months ended June 30, 2008 and 2007 (in millions):

	Three Months Ended June 30,
	2008		2007
	Revenues	Operating Income (Loss)	Revenues	Operating Income (Loss)
Americas	$2,485	$337	$2,637	$382
EMEA	1,887	293	1,829	272
Asia Pacific	588	65	528	30
U.S. Government	657	136	620	131
Other	—	(246)	3	(265)
Total Outsourcing	5,617	585	5,617	550
All other	6	(304)	(168)	(316)
Total	$5,623	$281	$5,449	$234

	Six Months Ended June 30,
	2008		2007
	Revenues	Operating Income (Loss)	Revenues	Operating Income (Loss)
Americas	$4,931	$608	$5,315	$781
EMEA	3,617	475	3,459	470
Asia Pacific	1,119	110	1,017	68
U.S. Government	1,311	237	1,243	257
Other	—	(482)	5	(521)
Total Outsourcing	10,978	948	11,039	1,055
All other	10	(570)	(366)	(556)
Total	$10,988	$378	$10,673	$499

Segment information for non-U.S. operations is measured using fixed currency exchange rates in all periods presented. The Company adjusts its fixed currency exchange rates if and when the statutory rate differs significantly from the fixed rate to better align the two rates. Prior period segment information has been restated to reflect a change in the fixed exchange rates of certain non-U.S. currencies and other segment attribute changes in 2008. The “other” outsourcing category includes general and administrative support costs that are not allocated to the Company’s operating segments for management reporting purposes. The “all other” category is primarily comprised of corporate expenses, including stock-based compensation, and also includes differences between fixed and actual exchange rates. Revenues for the Asia Pacific segment include MphasiS intersegment revenues of $107 million and $50 million, respectively, for the three months ended June 30, 2008 and 2007, and $166 million and $87 million, respectively, for the six months ended June 30, 2008 and 2007.

NOTE 11:  RETIREMENT PLANS

Following is a summary of the components of net periodic benefit cost recognized in earnings for the three and six months ended June 30, 2008 and 2007 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Service cost	$89	$94	$178	$188
Interest cost	152	131	304	261
Expected return on plan assets	(200)	(172)	(400)	(340)
Amortization of transition obligation	—	—	1	1
Amortization of prior-service cost	(9)	(10)	(18)	(19)
Amortization of net actuarial loss	2	6	3	14
Net periodic benefit cost	$34	$49	$68	$105

The Company currently plans to contribute approximately $140 million to its pension plans worldwide during fiscal year 2008, including discretionary and statutory contributions, of which approximately $73 million was contributed during the six months ended June 30, 2008.

NOTE 12:  TAXES

The Company’s effective income tax rates on income from continuing operations were 40% and 29% for the three months ended June 30, 2008 and 2007, respectively. The Company’s effective income tax rates on income from continuing operations were 40% and 33% for the six months ended June 30, 2008 and 2007, respectively. The effective tax rates in 2008 were impacted by the expiration of the U.S. research and development credit which had a negative impact on earnings of approximately $0.01 per share for the three months ended June 30, 2008 and $0.02 per share for the six months ended June 30, 2008. The effective tax rates in 2007 were impacted by Texas tax legislation which will permit the recovery of $13 million of deferred tax assets that were written off in a prior year.

Unrecognized tax benefits decreased by $29 million during the first half of 2008, and the Company anticipates settling approximately $33 million of liabilities over the next 12 months. These reductions are primarily related to various U.S. tax returns, at amounts that are not significantly different from the amounts currently accrued. In addition, due to the ongoing nature of current examinations in various jurisdictions, other changes could occur in the amount of gross unrecognized tax benefits during the next 12 months which cannot be estimated at this time.

NOTE 13:  COMMITMENTS AND CONTINGENCIES

In connection with certain service contracts, the Company may arrange a client supported financing transaction (“CSFT”) with a client and an independent third-party financial institution or its designee, or a securitization transaction where the Company sells certain financial assets resulting from the related service contract. Under CSFT arrangements, the financial institution finances the purchase of certain IT-related assets and simultaneously leases those assets for use in connection with the service contract. Under securitization transactions, the Company purchases capital assets and sells certain financial assets resulting from the related service contract to a trust. As of June 30, 2008, an aggregate of $47 million outstanding under CSFTs and $140 million of securitized financial assets were yet to be paid by the Company’s clients (see Note 7). The Company believes it is in compliance with performance obligations under all service contracts for which there is a related CSFT or securitization and the ultimate liability, if any, incurred in connection with such financings will not have a material adverse affect on its consolidated results of operations or financial position.

In the normal course of business, the Company may provide certain clients, principally governmental entities, with financial performance guarantees, which are generally backed by standby letters of credit or surety bonds. In general, the Company would only be liable for the amounts of these guarantees in the event that nonperformance by the Company permits termination of the related contract by the Company’s client, which the Company believes is remote. At June 30, 2008, the Company had $698 million of outstanding standby letters of credit and surety bonds relating to these performance guarantees. The Company believes it is in compliance with its performance obligations under all service contracts for which there is a financial performance guarantee, and the ultimate liability, if any, incurred in connection with these guarantees will not have a material adverse affect on its consolidated results of operations or financial position. In addition, the Company had $3 million of other financial guarantees outstanding at June 30, 2008 relating to indebtedness of others.

Pending Litigation and Proceedings

On December 19, 2003, Sky Subscribers Services Limited (“SSSL”) and British Sky Broadcasting Limited (“BSkyB”), a former client of the Company, served a draft pleading seeking redress for the Company’s alleged failure to perform pursuant to a contract between the parties. Under applicable legal procedures, the Company responded to the allegations. Despite the response, on August 17, 2004, SSSL and BSkyB issued and served upon the Company a pleading alleging the following damages, each presented as an alternative cause of action: (1) pre-contract deceit in 2000 in the amount of £320 million (approximately $640 million); (2) pre-contract negligent misrepresentation in 2000 in the amount of £127 million (approximately $250 million); (3) deceit inducing the Letter of Agreement in July 2001 in the amount of £261 million (approximately $520 million); (4) negligent misrepresentation inducing the Letter of Agreement in July 2001 in the amount of £116 million (approximately $230 million); and (5) breach of contract from 2000 through 2002 in the amount of £101 million (approximately $200 million). On November 12, 2004, the Company filed its defense and counterclaim denying the claims and seeking damages in the amount of £4.7 million (approximately $9.4 million). On December 21, 2005, SSSL and BSkyB filed a Re-Amended Particulars of Claim alleging the following damages, still as alternative causes of action: (1) pre-contract deceit in the amount of £480 million (approximately $960 million); (2) pre-contract negligent misrepresentation and negligent misstatement in the amount of £480 million (approximately $960 million); (3) deceit inducing the Letter of Agreement and negligent misrepresentation inducing the Letter of Agreement of £415 million (approximately $830 million); and (4) breach of contract in the amount of £179 million (approximately $360 million). The principal stated reason for the increases in amount of damages was that the claimants had taken the opportunity to re-assess their alleged lost profits and increased costs to deliver the project in light of the extended timetable they then required to complete delivery of the project that was the subject of the contract. Claimants said then that they would further re-assess these alleged losses prior to trial. In April 2007, the claimants served on EDS in draft further amendments to the Particulars of Claim, and the Court conditionally granted claimants request to amend. The claimants have increased the damages claim still further, as follows: (1) pre-contract deceit, negligent misrepresentation and negligent misstatement in the sum of £711.4 million (approximately $1.4 billion); (2) deceit, negligent misrepresentation and negligent misstatement inducing the Letter of Agreement in the sum of £582.9 million (approximately $1.2 billion); and (3) breach of contract in the amount of £160.3 million (approximately $320 million). These heads of claim are still pleaded in the alternative. The principal stated reason for the increases in the amount of damages is that the claimants say they have re-assessed their alleged losses in the light of expert witness evidence. Weeks later, and immediately prior to a hearing on May 25, 2007, the claimants made further revisions to the quantum of their damages claims, as follows: (1) pre-contract deceit, negligent misrepresentation and negligent misstatement in the sum of £709.3 million (approximately $1.4 billion); (2) deceit, negligent misrepresentation and negligent misstatement inducing the Letter of Agreement in the sum of £523 million (approximately $1.0 billion); and (3) breach of contract remained unchanged in the amount of £160.3 million (approximately $320 million). These heads of claim are still pleaded in the alternative. The stated reason for the revisions of the damages claims in (1) and (2) above is that the claimants made arithmetical errors in the preceding amendments a few weeks earlier. A hearing was held on May 25, 2007 at which the court granted claimants leave to amend their pleaded case. BSkyB has since made further amendments to points of detail in the particulars of claim, however the pleaded quantum of the claim remains unchanged. The dispute surrounds a contract the Company entered into with BSkyB in November 2000, which was terminated by the Company in January 2003 for BSkyB’s failure to pay its invoices. The contract had an initial total contract value of approximately £48 million which rose to just over £60 million during the term of the contract. The Company intends to defend against these allegations vigorously. The trial for this matter commenced in October 2007 and concluded on July 30, 2008. Although there can be no assurance as to the outcome of this matter, the Company does not believe it will have a material adverse impact on its consolidated results or financial position.

There are other various claims and pending actions against the Company arising in the ordinary course of its business. Certain of these actions seek damages in significant amounts. The amount of the Company’s liability for such claims and pending actions at June 30, 2008 was not determinable. However, in the opinion of management, the ultimate liability, if any, resulting from such claims and pending actions will not have a material adverse affect on the Company’s consolidated results of operations or financial position.

NOTE 14:  DISCONTINUED OPERATIONS

Following is a summary of income (loss) from discontinued operations for the three and six months ended June 30, 2008 and 2007 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$—	$1	$—	$1
Costs and expenses	1	13	1	20
Operating loss	(1)	(12)	(1)	(19)
Gain (loss), net	2	(5)	1	—
Income (loss) from discontinued operations before income taxes	1	(17)	—	(19)
Provision (benefit) for income taxes	—	11	—	12
Income (loss) from discontinued operations, net of income taxes	$1	$(6)	$—	$(7)